Exhibit 99.2

FAZE HOLDINGS INC.

2022 OMNIBUS INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

This Director Restricted Stock Award Agreement (this “Award Agreement”), dated as of __________, ____ (the “Date of Grant”), is made by and between FaZe Holdings Inc., a Delaware corporation (the “Company”), and _________ (the “Participant”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the FaZe Holdings Inc. 2022 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Section 1. Grant of Restricted Stock Award. The Company hereby grants to the Participant an award (the “Restricted Stock Award”) of _____________ (____) Shares, under and subject to the terms and conditions of this Award Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes.

Section 2. Vesting of Restricted Stock Award.

(a) The Restricted Stock Award shall vest in equal installments on each of the first three anniversaries of the Date of Grant (each such date, a “Vesting Date”), provided that the Participant’s employment, tenure or service with the Company and its Affiliates continues through the applicable Vesting Date.

(b) Except as set forth in Section 2(c) below, if the Participant’s employment, tenure or service with the Company and its Affiliates is terminated for any reason prior to a Vesting Date, then (i) all rights of the Participant with respect to Shares that have not vested under the Restricted Stock Award as of the date of termination shall immediately terminate, (ii) any such unvested Shares shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested Shares.

(c) Notwithstanding any provision of Section 2(a) or Section 2(b) to the contrary, the Restricted Stock Award shall, to the extent then unvested, vest in full upon the earlier to occur of (i) the death of the Participant and (ii) the occurrence of a Change in Control.

Section 3. Stock Held by Company. The Restricted Stock Award shall be evidenced via a book entry registration or the issuance of a stock certificate or certificates as determined by the Company. Shares subject to the Restricted Stock Award held by the Company pursuant to this Award Agreement shall constitute issued and outstanding shares of Common Stock of the Company for all corporate purposes, and the Participant shall be entitled to vote such Shares and shall receive all cash dividends thereon provided that the right to vote or receive such dividends shall terminate with respect to Shares which have been forfeited as provided under this Award Agreement. While such Shares are held by the Company and until such Shares have vested in accordance with Section 2, the Participant for whose benefit such Shares are held shall not have the right to encumber or otherwise change, sell, assign, transfer, pledge or otherwise dispose of such unvested Shares or any interest therein, and such unvested Shares shall not be subject to attachment or any other legal or equitable process brought by or on behalf of any creditor of such Participant; and any such attempt to attach or receive Shares in violation of this Award Agreement shall be null and void.

Section 4. Delivery of Shares. Reasonably promptly following vesting of a Share, the Company shall cause to be delivered to the Participant a certificate (or make a book entry in the Participant’s name) evidencing such Share, free of the legend described in Section 7.

Section 5. Nontransferability of Restricted Stock Award. The Restricted Stock Award shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Award contrary to the provisions hereof shall be null and void and without effect.

Section 6. Securities Law Restrictions. The Restricted Stock Award shall not be vested to any extent, and the Company shall not be obligated to transfer any Shares to the Participant upon the vesting of the Restricted Stock Award, if such vesting, in the opinion of counsel for the Company, would violate the Securities Act or any other federal or state statutes having similar requirements as may be in effect at that time. The Company shall be under no obligation to register the Restricted Stock Award or the Shares underlying the Restricted Stock Award pursuant to the Securities Act or any other federal or state securities laws.

Section 7. Legends. The Shares that are subject to the Award shall be subject to the following legend:

THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT UNDER THE FAZE HOLDINGS INC. 2022 OMNIBUS INCENTIVE PLAN ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH RESTRICTED STOCK AWARD AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE RESTRICTED STOCK AWARD AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF FAZE HOLDINGS INC.

Section 8. Notices. All notices and other communications under this Award Agreement shall be in writing and shall be delivered personally or given by certified or registered mail with return receipt requested, and shall be deemed to have been duly given upon personal delivery or three days after mailing to the respective parties as follows: (i) if to the Company, FaZe Holdings Inc., 720 N. Cahuenga Blvd., Los Angeles, California 90038 Attn: Chief Legal Officer and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

Section 9. Section 83(b) Election. If the Participant makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Shares subject to the Restricted Stock Award as of the date of grant, the Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service, together with any required tax withholding. The Participant hereby acknowledges that it is the Participant’s sole responsibility to file timely the election under Section 83(b) of the Code.

Section 10. Taxes. The Participant represents that the Participant has reviewed with the Participant’s own tax advisors the Federal, state and local tax consequences of the transactions contemplated by this Restricted Stock Award and that the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands and agrees that the Participant (and not the Company) shall be responsible for any tax liability that may raise as a result of the transactions contemplated by this Restricted Stock Award.

Section 11. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 12. Conflicts; Severability. In the event of any conflicts between this Award Agreement and the Plan, the latter shall control. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

Section 13. No Part of Other Plans. The benefits provided under this Award Agreement or the Plan shall not be deemed to be a part of or considered in the calculation of any other benefit provided by the Company or its Subsidiaries or Affiliates to the Participant.

Section 14. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, the Restricted Stock Award or any of the Shares underlying it in violation of the provisions of this Award Agreement will be valid, and the Company will not transfer any such Shares on its books, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

Section 15. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Section 16. Participant and Award Subject to Plan. As specific consideration to the Company for the Restricted Stock Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.

Section 17. Counterparts; Electronic Signature. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this Award Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.

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IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement as of the day and year first above written.

FAZE HOLDINGS INC.

By:
Print Name:
Title:

PARTICIPANT

Signature:
Print Name: